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Exhibit 4.3

STOCKHOLDERS' AGREEMENT

BY AND AMONG

CHEROKEE INTERNATIONAL CORPORATION

AND

ITS SECURITY HOLDERS

PARTY HERETO

Dated as of November 27, 2002

i

10.4	Successors and Assigns	18
10.5	Entire Agreement	18
10.6	Notices, etc	18
10.7	Delays or Omissions	19
10.8	Counterparts	19
10.9	Severability	19
10.10	Amendments and Waivers	19
10.11	Arbitration	19
10.12	Attorneys' Fees	19
10.13	Jurisdiction	20
10.14	Termination	20

Schedule I
Appendix A

ii

CHEROKEE INTERNATIONAL CORPORATION

STOCKHOLDERS' AGREEMENT

        THIS STOCKHOLDERS' AGREEMENT (this "Agreement"), dated as of November 27, 2002, is entered into by and among Cherokee International Corporation, a Delaware corporation (the "Company"), and each of the other parties executing or deemed to have executed a counterpart signature page hereof.

RECITALS:

        WHEREAS, the Company and Cherokee International, LLC (the "LLC") are parties to that certain Merger Agreement, dated as of November 26, 2002 (the "Merger Agreement"), pursuant to which the LLC will merge with and into the Company (the "Merger"), with the Company as the surviving entity, and all outstanding membership interests of the LLC will be converted into shares of Common Stock of the Company, par value $.001 per share (the "Common Stock");

        WHEREAS, the Company has commenced an Exchange Offer and Consent Solicitation (the "Exchange Transactions"), pursuant to which as of the date hereof certain indebtedness issued by the Company and the LLC is being exchanged, in part, for (a) units, consisting of senior notes of the Company and warrants (the "Warrants") to purchase shares of Common Stock and (b) convertible notes of the Company (the "Convertible Notes"), which are convertible into shares of Common Stock;

        WHEREAS, as a condition to the Exchange Transactions, the Company will issue notes to certain lenders to refinance, in part, the LLC's existing credit facility (the "Refinancing") and, in connection therewith, will issue warrants to such lenders ("Lender Warrants") to purchase shares of Common Stock;

        WHEREAS, upon consummation of the Exchange Transactions, the Merger and the Refinancing (collectively, the "Transactions"), each of the Stockholders (defined below) will own that number of shares of Common Stock and/or securities convertible into or exercisable or exchangeable for shares of Common Stock set forth opposite its name on Appendix A attached hereto, as amended from time to time ("Appendix A");

        WHEREAS, it is a condition to the consummation of the Merger that the Company and the Stockholders who were members of the LLC immediately prior to consummation of the Merger enter into this Agreement;

        WHEREAS, it is a condition to the consummation of the Exchange Transactions that Persons acquiring Warrants pursuant thereto execute letters of transmittal pursuant to which such Persons will agree to be bound by the terms hereof and will be deemed to become parties hereto and that Persons acquiring Convertible Notes pursuant thereto become parties hereto; and

        WHEREAS, it is a condition to the consummation of the Refinancing that the lenders receiving Lender Warrants become parties hereto.

        NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants, and conditions set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Certain Definitions.

        As used in this Agreement, the following terms shall have the following respective meanings:

        "Affiliate" of a Person means any Person, Controlling, Controlled by, or under common Control with such Person.

        "beneficial ownership" shall have the meaning specified under Section 13(d) of the Exchange Act on the date hereof; provided, however, that a person shall beneficially own shares of Common Stock which such person has the right to acquire without regard to the time period referred to in Rule 13d-3(d) under the Exchange Act.

        "Board of Directors" means the Board of Directors of the Company.

        "Cherokee Investor Entities" means, collectively, Cherokee Investor Partners, LLC, OCM/GFI Cherokee Investments II, Inc., OCM Principal Opportunities Fund, L.P., OCM/GFI Power Opportunities Fund, L.P., GFI Two LLC, RIT Capital Partners, plc, Oxford Cherokee Inc., each of their respective Permitted Transferees, and any Affiliates of the foregoing.

        "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

        "Control," or "Controlled" or "Controlling" (or any derivations thereof) means, as to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights in the corporation, and, as to any other Entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the same.

        "Dispose" or "Disposing" means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest, gift or other disposition or encumbrance (including, without limitation, by operation of law), or an agreement to do any of the foregoing. The term "Disposition" means to Dispose of or the act of Disposing.

        "Employee Option Plan" means a plan approved by a Supermajority Vote of the Board of Directors pursuant to which the Company may issue Plan Securities to employees, officers, directors and contractors of the Company.

        "Entity" means any association, corporation, estate, limited liability company, limited partnership, partnership, venture, trust or other entity.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "Excluded Holder" means any Stockholder not named individually in Appendix A hereto.

        "Existing Stockholders" means each member of the LLC immediately prior to consummation of the Merger that is set forth on Schedule I hereto at such time as it becomes a beneficial owner of shares of Common Stock upon consummation of the Transactions.

        "GSC Entities" means, collectively, GSC Recovery II, L.P., GSC Recovery IIA, L.P., GSC Partners CDO Fund, Limited and GSC Partners CDO Fund II, Limited.

        "Non-Qualified IPO" means a sale by the Company of shares of Common Stock in an underwritten (firm commitment) public offering registered under the Securities Act, with gross proceeds to the Company of not less than $20 million but not equal to or greater than $50 million, resulting in the listing of the Common Stock on a nationally recognized stock exchange, including, without limitation, the Nasdaq National Market System.

        "Number of Securities" or "number of Securities" owned or held by any Stockholder means the aggregate number of shares of Common Stock beneficially owned by such Stockholder as of any date of determination, assuming conversion, exchange or exercise into shares of Common Stock of any such convertible, exchangeable or exercisable Securities beneficially owned by such Stockholder at such date.

        "Percentage Interest" means the quotient of (i) the number of Securities beneficially owned by a Stockholder divided by (ii) the total number of Securities beneficially owned by all Stockholders, in each case as of any date of determination. The initial Percentage Interest of each Stockholder is set forth opposite such Stockholder's name on Appendix A. The aggregate Percentage Interests of all Stockholders shall at all times be equal to one-hundred percent (100%).

        "Permitted Disposition" means a Disposition by a Stockholder (i) in the case of a Stockholder that is a natural person, by gift to his or her spouse or to the siblings, lineal descendants, or parents of such Stockholder or of his or her spouse or to any Entity of which such person or persons are the sole beneficiaries, provided, that with respect to all such Dispositions by an Existing Stockholder to any such Entity, voting power of such shares of Common Stock, if any, is retained by one or more of the natural persons enumerated in this clause (i); (ii) in the case of any Stockholder that is a trust, to a successor trustee or trustees of any trust established for one or more of the persons specified in clause (i) above; (iii) upon the death of a Stockholder who is a natural person to such Stockholder's heirs, executors, administrators, testamentary trustees, legatees or beneficiaries; (iv) upon termination of employment or pursuant to agreements approved by the Board of Directors permitting the Company to repurchase any Security, to the Company or any designee or assignee thereof selected by the Board of Directors; (v) with respect to any Disposition by any Cherokee Investor Entity, to any Affiliate of such Cherokee Investor Entity approved by the Board of Directors, from any Cherokee Investor Entity to any other Cherokee Investor Entity, or to any Person who directly or indirectly owns an interest in such Cherokee Investor Entity; (vi) with respect to any Disposition by any Significant Holder, to any Affiliate of such Significant Holder approved by the Board of Directors, or to any Person who directly or indirectly owns an interest in such Significant Holder; or (vii) to secure an obligation of the Company approved by the Board of Directors, including but not limited to, a pledge of such Stockholder's Securities in favor of one or more lenders providing loans and/or other advances of credit to the Company, and any subsequent Disposition of such Securities upon a foreclosure sale or other exercise of rights and remedies by such lender or lenders, or by an agent or representative acting on behalf of such lender or lenders.

        "Permitted Transferee" means the transferee in a Permitted Disposition.

        "Person" means any individual or any Entity.

        "Plan Securities" means any shares of Common Stock issued pursuant to, or any option or other right to acquire shares of Common Stock or any other incentive award granted pursuant to, the Employee Option Plan.

        "Qualified IPO" means a sale by the Company of shares of Common Stock in an underwritten (firm commitment) public offering registered under the Securities Act, with gross proceeds to the Company of not less than $50 million, resulting in the listing of the Common Stock on a nationally recognized stock exchange, including, without limitation, the Nasdaq National Market System.

        "Restricted Holders" means the Stockholders other than any Cherokee Investor Entity.

        "Securities" means the shares of Common Stock owned as of any date of determination, directly or beneficially, by any one or more Stockholders (and includes the Warrants, the Lender Warrants and the Convertible Notes and all other options or other securities convertible into, or exchangeable or exercisable for, shares of Common Stock that are then owned, directly or beneficially, by any Stockholder).

        "Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "Significant Holder" means any beneficial owner of shares of Common Stock holding more than 15% of the aggregate Percentage Interest at any date of determination; provided, however, that none of the Existing Stockholders or any Cherokee Investor Entity shall be considered a Significant Holder.

        "Stockholders" means each person, other than the Company, who has executed or is deemed to have executed this Agreement and each person who is required to become a party to this Agreement in the future in accordance with the terms hereof.

        "Supermajority Vote" means the affirmative vote of at least 70% of the members of the Board of Directors (rounded up to the nearest whole number).

        "Voting Percentage Interest" means the quotient of (i) the number of shares of Common Stock held by a Stockholder divided by (ii) the total number of shares of Common Stock outstanding, in each case as of any date of determination and without giving effect to any conversion, exercise or exchange of Securities convertible into or exercisable or exchangeable for shares of Common Stock. The initial Voting Percentage Interest of each Stockholder is set forth opposite each such Stockholder's name on Appendix A. The aggregate Voting Percentage Interest of all Stockholders shall at all times be equal to one-hundred percent (100%).

        2.    Disposition of Securities.

          2.1    Restrictions on Disposition.    No Stockholder shall, voluntarily or involuntarily, Dispose of all or any part of its Securities, except in compliance with the provisions of the Securities Act and this Agreement, and any attempted Disposition other than in accordance with the terms hereof is void ab initioand transfers no right, title or interest in or to such Securities to the purported transferee, buyer, donee, assignee or encumbrance holder.

          2.2    Notice of Proposed Transfers; Securities Law Compliance.

            (a)   Prior to any proposed Disposition of any Securities, the Stockholder intending to Dispose of such Securities (the "Disposing Stockholder") shall give written notice to the Company of such Disposing Stockholder's intention to effect such Disposition. Each such notice shall describe the manner and circumstances of the proposed Disposition in sufficient detail, (a) which shall include a document delivered to the Board of Directors (i) executed by both the Disposing Stockholder and the proposed transferee, (ii) including the notice and payment address and facsimile number of the proposed transferee and the written acceptance by such Person of all the terms and provisions of this Agreement and an agreement by such Person to perform and discharge timely all of the obligations and liabilities in respect of the Securities being acquired, (iii) setting forth the number and type of Securities being Disposed of and the number and type of Securities being retained, which together shall equal the total number and type of Securities held by the Disposing Stockholder effecting such Disposition immediately prior thereto, and (iv) the effective date of the Disposition, and (b) which shall be accompanied, unless the Board of Directors otherwise approves, by any of (i) a written opinion of legal counsel (which may be internal counsel), who shall be reasonably satisfactory to the Company, addressed to the Company, and reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed Disposition may be effected without registration under the Securities Act, (ii) a "no action" letter from the staff of the Commission to the effect that the distribution of such Securities without registration will not result in recommendation by the staff of the Commission that action be taken with respect thereto, or (iii) such other showing that may be reasonably satisfactory to legal counsel to the Company, whereupon the Disposing Stockholder shall, subject to the other provisions of this Agreement, be entitled to Dispose of such Securities in accordance with the terms of the notice delivered to the Company. Notwithstanding the foregoing, the requirements of clauses (a) and (b) above need not be satisfied with respect to Permitted Dispositions described in clause (vii) of the definition thereof and clause (b) above need not be satisfied with respect to Dispositions of Warrants or Convertible Notes or Dispositions of any Securities by a Disposing Stockholder to one or more Affiliates of such Disposing Stockholder.

            (b)   Each Person that is a transferee of Securities shall execute a counterpart signature page of this Agreement as a condition to the Disposition of such Securities to such Person and Appendix A shall be amended to set forth the information requested thereby with respect to such Person and each other Stockholder.

          2.3    Legends on Securities.

            (a)   Each certificate representing any Securities (other than the Warrants or the Convertible Notes) held by a Stockholder shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend(s) required under applicable state securities laws):

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), NOR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS IN RELIANCE ON EXEMPTIONS THEREFROM. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND THE REGULATIONS PROMULGATED PURSUANT THERETO (UNLESS EXEMPT THEREFROM) AND COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND REGULATIONS.

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FURTHER RESTRICTIONS ON TRANSFER, ALL AS SET FORTH IN THE STOCKHOLDERS' AGREEMENT OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

            (b)   Each certificate representing any Warrant or Convertible Note held by a Stockholder shall be stamped or otherwise imprinted with a legend in the following form:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, ALL AS SET FORTH IN THE STOCKHOLDERS' AGREEMENT OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

        3.    Right of First Refusal.

          3.1    First Refusal Right.    Except for Permitted Dispositions and Dispositions in compliance with Section 4 or 5, no Dispositions may be made by a Restricted Holder unless it is in compliance with the provisions of this Section 3. A Restricted Holder desiring to Dispose of any Securities held by it (a "Disposing Restricted Holder") shall first deliver written notice to each of the Company and the Cherokee Investor Entities (hereinafter referred to as the "Notice of Offer") which Notice of Offer shall specify (i) the number of Securities owned by the Disposing Restricted Holder which such Disposing Restricted Holder desires to sell (the "Offered Securities"); (ii) the proposed purchase price (which may include cash, cash equivalents or promissory notes (in which case the Notice of Offer shall include the terms of any promissory note)) for the Offered Securities (the "Offer Price"); (iii) the identity of the proposed purchaser or purchasers (the "Purchaser"); and (iv) all other material terms and conditions of the offer. The Notice of Offer shall constitute an irrevocable offer by the Disposing Restricted Holder to sell to the Company, and, if the Company rejects such offer as provided in Section 3.2 below, to sell to the Cherokee Investor Entities, the Offered Securities at the Offer Price for cash and/or a promissory note as specified in the Notice of Offer under terms and conditions not less favorable to the Disposing Restricted Holder than those contained in the Notice of Offer.

          3.2    Acceptance.

            (a)   Within 20 days following receipt by the Company and the Cherokee Investor Entities of the Notice of Offer (the "Company Acceptance Period"), the Company shall notify the Disposing Restricted Holder and the Cherokee Investor Entities whether or not it is electing to purchase any of the Offered Securities (such notification, if affirmative in whole but not in part, shall be referred to hereinafter as the "Company Acceptance" and, if affirmative in part, the "Partial Acceptance" and, if negative in whole but not in part, the "Company Rejection"). The Company Acceptance or the Partial Acceptance as the case may be, shall be deemed to be an irrevocable commitment by the Company to purchase from the Disposing Restricted Holder all of the Offered Securities referenced therein, on terms substantially as set forth in the Notice of Offer or such other terms and conditions as are no less favorable to the Disposing Restricted Holder than those specified in the Notice of Offer; provided that the Company shall not be entitled to purchase the Offered Securities only in part unless one or more of the Cherokee Investor Entities exercises its right to purchase all of the Offered Securities not subject to the Partial Acceptance.

            (b)   If the Company delivers a Company Rejection or a Partial Acceptance, or if it fails to deliver a Company Acceptance, a Partial Acceptance or a Company Rejection within the Company Acceptance Period, then each of the Cherokee Investor Entities shall have the right, as set forth in paragraph (c) below, to purchase their "allocable portion" of any Offered Securities not being purchased by the Company (the "Remaining Offered Securities"), which shall be the number of Securities determined, in accordance with the Company's records, by multiplying the number of the Remaining Offered Securities by a fraction, the numerator of which is the number of Securities owned by the applicable Cherokee Investor Entity, and the denominator of which is the total number of Securities owned by all Cherokee Investor Entities; provided that, if the Cherokee Investor Entities determine to purchase any of the Remaining Offered Securities, then the Cherokee Investor Entities must purchase all of the Remaining Offered Securities. If any Cherokee Investor Entity determines not to purchase its allocable portion of the Remaining Offered Securities, then any Cherokee Investor Entities electing to purchase Remaining Offered Securities shall have the right to purchase such non-electing Cherokee Investor Entity's allocable portion of Remaining Offered Securities, on a pro rata basis or as otherwise agreed by such electing Cherokee Investor Entities, as set forth in paragraph (c) below.

            (c)   Within 15 days following receipt by the Cherokee Investor Entities of a Company Rejection or a Partial Acceptance, or the expiration of the Company Acceptance Period if the Company fails to deliver a Company Acceptance, a Partial Acceptance or a Company Rejection within such period, each Cherokee Investor Entity shall notify the Disposing Restricted Holder, the Company and each other Cherokee Investor Entity whether or not it is electing to purchase its allocable portion of the Remaining Offered Securities (each such notification, if affirmative, shall be referred to hereinafter as the "Initial CIE Acceptance" and, if negative, the "Initial CIE Rejection"). If any Cherokee Investor Entity delivers an Initial CIE Rejection, then the remaining Cherokee Investor Entities shall, collectively, within 5 days following receipt of any Initial CIE Rejection, notify the Disposing Restricted Holder and the Company whether they will purchase such non-electing Cherokee Investor Entity's allocable portion, which, if affirmative, shall be part of and subject to the applicable Initial CIE Acceptance (which together shall be the "Final CIE Acceptance") and, if negative (the "Final CIE Rejection"), the Disposing Restricted Holder shall be entitled to proceed under Section 3.3 below. Each Final CIE Acceptance shall be deemed to be an irrevocable commitment by the applicable Cherokee Investor Entity to purchase from the Disposing Restricted Holder all of the Remaining Offered Securities subject thereto, on terms substantially as set forth in the Notice of Offer or such other terms and conditions as are no less favorable to the Disposing Restricted Holder than those specified in the Notice of Offer.

          3.3    Sale by Disposing Restricted Holder.    If the Company and the Cherokee Investor Entities do not elect to purchase, in the aggregate, all of the Offered Securities as provided in Section 3.2 above, the Disposing Restricted Holder may, within a period of 90 days from receipt of the Final CIE Rejection as provided in Section 3.2 above, sell all, but not less than all, of the Offered Securities to the Purchaser, for cash, cash equivalents or promissory notes as provided in the Notice of Offer at a price per share not less than the Offer Price and on such other terms and conditions as are no more favorable to the Purchaser than those specified in the Notice of Offer; provided, however, that if there is more than one Purchaser, the Disposing Restricted Holder in good faith must obtain binding and definitive commitments to purchase all the Offered Securities within such 90-day period before any sale to a Purchaser of the Offered Securities may take place. Upon any such sale, each Purchaser of such portion of the Securities shall execute a signature page hereof and thereby become a party hereto (as a Restricted Holder) and agree to be legally bound hereby. If the Disposing Restricted Holder does not complete the sale of the Offered Securities in compliance with the restrictions contained in this Section 3.3 within such 90-day period, the provisions of this Section 3 shall again apply, and no sale of Securities held by the Disposing Restricted Holder shall be made otherwise than in accordance with the terms of this Agreement. If a proposed Disposition is initiated but not completed, the Disposing Restricted Holder initiating such Disposition shall only be entitled to initiate another Disposition of Securities subject to this Section 3 after the expiration of the applicable 90-day period.

          3.4    Closing.    The closing of any Disposition of Securities that are being Disposed of under this Section 3 to the Company or any Cherokee Investor Entity shall take place at the Company's principal executive offices (or such other place as the Disposing Restricted Holder and the applicable purchaser shall agree) on the tenth (10th) day following delivery of the Acceptance or the last Final CIE Acceptance, as the case may be, set forth in Section 3.2 above (or if such date is a Saturday, Sunday or legal holiday in the state where such offices are located, the first day thereafter that is not a Saturday, Sunday or legal holiday) at 10:00 a.m., local time, or such later date, not to exceed an additional 60 days, as may be necessary to comply with applicable law. At the closing, the parties shall take all action necessary (including cooperation in obtaining any required governmental approvals) to convey such Securities to be transferred in accordance with this Agreement, free of all liens and encumbrances.

        4.    Tag-Along Rights.

        Except for Permitted Dispositions, if (i) any Stockholder or group of Stockholders holding at least 51% of the aggregate Percentage Interest (collectively, the "Selling Holder") negotiates or receives and elects to accept one or more bona fide offers to purchase or otherwise acquire for value a number of Securities held by the Selling Holder constituting not less than 51% of the aggregate Percentage Interest (a "Purchase Offer") and (ii) such Selling Holder does not exercise its rights under Section 5 hereof, then such Selling Holder shall notify in writing all other Stockholders (collectively, the "Participating Holders") and the Company of the terms and conditions of such Purchase Offer and the number and type of Securities proposed for Disposition pursuant to the Purchase Offer. Such notice shall be delivered by the Selling Holder, (i) if the Selling Holder does not include any Cherokee Investor Entity, promptly after receipt of the Final CIE Rejection as provided in Section 3.2 above, if applicable, and (ii) if the Selling Holder includes a Cherokee Investor Entity, promptly following the date that the Selling Holder elects to accept the Purchase Offer (the "Tag-Along Rights Notice") and must include therewith a copy of drafts of all materials, if any, relating to the Purchase Offer.

    4.1    The Rights.    The Participating Holders shall have the right, exercisable upon written notice to the Selling Holder within twenty (20) days after the date of receipt of the Tag-Along

    Rights Notice, to participate in accordance with the terms and conditions set forth below in the Selling Holder's Disposition of Securities pursuant to the specified terms and conditions of such Purchase Offer. To the extent any of the Participating Holders exercises such right of participation, the number of Securities that the Selling Holder may sell pursuant to such Purchase Offer shall be correspondingly reduced, unless the proposed purchaser agrees to acquire the Participating Holders' Securities in addition to those proposed to be Disposed of by the Selling Holder. Each Participating Holder may sell, to the extent that such sale reduces the number of Securities that the Selling Holder may sell as provided in the preceding sentence, all or any part of that number of Securities owned by such Participating Holder (the "Maximum Number") that is not in excess of the product obtained by multiplying (i) the number of Securities covered by the Purchase Offer that the Selling Holder may sell by (ii) such Participating Holder's Percentage Interest.

          4.2    Procedures.

            (a)   Each Participating Holder may effect his, her or its participation in the Disposition by delivering to the Selling Holder, with a copy to the Company, within the twenty-day period specified under Section 4.1 above, for transfer to the maker(s) of the Purchase Offer, one or more share certificates or other instruments representing its Securities to be sold, properly endorsed for transfer, which shall be accompanied by a written election to participate in the Disposition with respect to the number and type of Securities to be included therein (the "Election Number").

            (b)   The share certificates and other instruments that the Participating Holder delivers pursuant to Section 4.2(a) above shall be transferred by the Company to the maker(s) of the Purchase Offer in consummation of the Disposition of the Securities pursuant to the terms and conditions specified in the Tag-Along Rights Notice to the Participating Holder (or terms and conditions more favorable to the Participating Holder) and definitive documentation consistent therewith, and the Company shall promptly thereafter remit to such Participating Holder that portion of the Disposition proceeds to which such person is entitled by reason of his participation in such Disposition and any share certificates or other instruments representing any remaining Securities not Disposed of in such Disposition; provided however, that if there is any material adverse change in the terms and conditions of the transaction described in the Tag-Along Rights Notice (including, without limitation, any decrease in the purchase price) after a Participating Holder makes the election set forth above, then such Participating Holder has the right to withdraw from participation in such transaction any or all of its Securities prior to the closing.

          4.3    Future Rights.    The exercise or non-exercise of the rights of the Participating Holders to participate in one or more Dispositions of Securities made by a Selling Holder shall not adversely affect the rights of the Participating Holders to participate in subsequent Dispositions by a Selling Holder pursuant to this Section 4.

5.    Drag-Along Rights.

          5.1    The Rights.    If a Selling Holder receives and elects to accept a Purchase Offer, such Selling Holder may elect to exercise its rights under this Section 5 (the "Drag Along Rights"). The Selling Holder shall send a notice to all other Stockholders and the Company no less than 20 days before the consummation of the Disposition contemplated by the Purchase Offer (the "Change of Control Transaction") informing the Stockholders of its determination to exercise its rights hereunder. Subject to the provisions of this Section 5, all Stockholders shall cooperate in, and shall take all actions which the Selling Holder and the Company deem reasonably necessary or desirable to consummate the Change of Control Transaction, including, without limitation, (x) entering into agreements with third parties on terms substantially identical to or more favorable to the Stockholders than those applicable to the Selling Holder (which agreements may, subject to the provisions of this Section 5, require a Stockholder to sell all of its Securities and may require, subject to the provisions of this Section 5, representations, indemnities, holdbacks and escrows), and (y) obtaining all governmental consents and approvals reasonably necessary or desirable to consummate such Change of Control Transaction (to the extent such consents and approvals may be obtained without any significant effort or unreimbursed expense by such Stockholders).

          5.2    Conditions.    The obligations of the Stockholders pursuant to this Section 5 are subject to the satisfaction of the following conditions, unless such conditions are waived in writing by a particular Stockholder only with respect to such Stockholder:

            (a)   Upon the consummation of the Change of Control Transaction, all Stockholders will receive the same form and amount of consideration per share of Common Stock (assuming conversion, exercise or exchange into shares of Common Stock of all Securities so convertible, exercisable or exchangeable and beneficially owned by such Stockholder), or if any Stockholder is given an option as to the form and amount of consideration to be received, all Stockholders will be given the same option.

            (b)   No Stockholder shall be obligated to pay more than his, her or its pro rata share of reasonable expenses incurred in connection with a consummated Change of Control Transaction to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party. Costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered costs of the transaction hereunder.

            (c)   Subject to the provisions hereof, in connection with a Change of Control Transaction, the Stockholders must sell that number of Securities owned by such Stockholder equal to the product obtained by multiplying (i) the aggregate number of Securities subject to the Change of Control Transaction by (ii) such Stockholder's Percentage Interest. In order to implement the provisions of this Section 5, each of the Stockholders by executing this Agreement hereby agrees to vote or to execute and deliver written consents in respect of all shares of Common Stock at any time registered in its name in connection with the approval of such a Change of Control Transaction, or, if such shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, to contact such entity and instruct it to so vote such shares or execute and deliver written consents with respect thereto on behalf of such Stockholder (provided, in each case that the conditions of this Section 5 are satisfied). Each of the Stockholders affirms that its agreement to vote for the approval of a Change of Control

    Transaction is given as a condition of this Agreement and as such is coupled with an interest and is irrevocable. This voting agreement shall remain in full force and effect and be enforceable against any donee, transferee or assignee of any Securities that is required to become a party to this Agreement. This voting agreement shall remain in full force and effect throughout the time that this Section 5 is in effect. It is understood that this voting agreement relates solely to such a Change of Control Transaction and does not constitute the agreement to vote or consent as to any other matters.

            (d)   Indemnities for breaches of representations, warranties, covenants and obligations solely with respect to any Stockholder (and not the Company or its business) shall be several and not joint.

6.    Registration Rights.

          6.1    The Rights.

            (a)   If at any time after consummation of a Qualified IPO the Company proposes to file a registration statement under the Securities Act with respect to a public offering of Common Stock by the Company for its own account or in fulfillment of its obligation to effect the exercise of a demand registration right (other than (i) a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) or (ii) a registration statement filed in connection with an exchange offer or offering of securities solely to the Company's existing security holders), then the Company shall give written notice of such proposed filing to each Stockholder as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer each such Stockholder the opportunity to register such number of shares of Common Stock as such Stockholder may request in writing (a "Piggy-Back Registration").

            (b)   The Company shall use reasonable efforts to effect the registration under the Securities Act of all shares of Common Stock which the Company has been so requested to register by the Stockholders thereof, to the extent required to permit the disposition thereof, provided that the Company may withdraw or delay a Piggy-Back Registration at any time prior to the time it becomes effective by giving notice of such determination to the Stockholders that have requested inclusion of shares of Common Stock therein.

          6.2    Priority.    If the Piggy-Back Registration involves an underwritten offering and the managing underwriter advises the Company in its sole business judgment at any time during the offering of its belief that the inclusion of the shares of Common Stock of any Stockholder, if any, together with all other shares of Common Stock proposed to be included in such registration would interfere with the successful marketing (including pricing) of the securities proposed to be registered, then the Company will include in such Piggy-Back Registration that amount of securities that the Company is so advised can be sold in (or during the time of) the offering as follows: first, the securities initially proposed by the Company to be sold pursuant to such registration (including securities to be sold by persons who have exercised demand registration rights under a registration rights agreement with the Company); and second, the securities of any Stockholders that have properly requested that their shares of Common Stock be included in such Piggy-Back Registration, pro rata on the basis of the number of shares requested to be so included therein by each such Stockholder and any other holders of shares of Common Stock to which the Company grants similar rights. If as a result of this provision any Stockholder is unable to include in the Piggy-Back Registration all of the shares of Common Stock such Stockholder has requested to be included, then such Stockholder may elect to withdraw its request to include the shares of Common Stock in such registration or may reduce the number of shares of Common Stock requested to be included.

          6.3    Procedures.    In the case of a Piggy-Back Registration, the Company will, as expeditiously as practicable:

            (a)   prepare and file with the Commission such amendments and post-effective amendments to the registration statement as may be necessary to keep the registration statement effective for as long as such registration is required to remain effective pursuant to the terms hereof, cause the prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Act;

            (b)   furnish to each participating Stockholder at least one conformed copy of the registration statement and any post-effective amendment thereto, as soon as such documents become available to the Company, and such additional conformed copies and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein, as any such Stockholder may reasonably request as soon as such documents become available to the Company;

            (c)   on or prior to the date on which the registration statement is declared effective, register or qualify such shares of Common Stock requested to be included under such other securities or blue sky laws of such jurisdictions as any Stockholder may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable each Stockholder to consummate the disposition in such jurisdictions of such shares of Common Stock; provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify, (ii) subject itself to general taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

            (d)   notify each participating Stockholder at any time when a prospectus relating to any of its shares of Common Stock is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such shares of Common Stock, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

            (e)   notify each participating Stockholder of any stop order or other suspension of effectiveness of the registration statement, and obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time;

            (f)    enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions in connection therewith in order to expedite or facilitate the disposition of a participating Stockholder's shares of Common Stock and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (i) make such representations and warranties to the participating Stockholders and the underwriters, if any, with respect to the business of the Company and its subsidiaries, the registration statement, prospectus and documents incorporated by reference or deemed incorporated by reference, if any, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested; (ii) if requested by the managing underwriters, if any, or by participating Stockholders holding a majority of the shares of Common Stock included in such registration by such participating Stockholders (the "Majority Interest"), obtain opinions of counsel to the

    Company and updates thereof (which counsel and opinions in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and the Majority Interest, addressed to the Stockholders and each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Stockholders and underwriters; (iii) if requested by the managing underwriter, if any, obtain "cold comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the registration statement), addressed to each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings; (iv) deliver such documents and certificates as may be requested by the Majority Interest, its counsel and the managing underwriters, if any, to evidence the continued validity of the representations and warranties of the Company and its subsidiaries made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company; and (v) notify the participating Stockholders promptly of the receipt by the Company of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction; and

            (g)   take all other steps reasonably necessary to effect the registration of the participating Stockholders' shares of Common Stock contemplated hereby.

          6.4    Earnings Statement.    The Company will otherwise use reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act.

          6.5    Listing.    The Company will use reasonable efforts (i) to cause any shares of Common Stock registered pursuant to a Piggy-Back Registration to be listed on a national securities exchange (if such shares are not already so listed) and on each additional national securities exchange on which similar securities issued by the Company are then listed (if any), if the listing of such shares of Common Stock is then permitted under the rules of such exchange or (ii) to secure designation of all such shares of Common Stock covered by such registration statement as a Nasdaq "national market system security" within the meaning of Rule 11Aa2-1 of the Commission or, failing that, to secure Nasdaq authorization for such shares of Common Stock.

          6.6    Effectiveness Period.    The Company shall keep effective and maintain any registration, qualification, approval or listing specified in this Section 6 for such period as may be necessary for the participating Stockholders to dispose of their included shares of Common Stock in accordance with their intended method or methods of distribution, and from time to time shall amend or supplement the prospectus used in connection therewith to the extent necessary in order to comply with applicable law.

          6.7    Expenses.    All expenses, disbursements and fees of the Company in connection with any action to be taken under this Section 6 (including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses and fees and expenses of counsel for the Company and its independent certified public accountants) and the reasonable fees and expenses of not more than one counsel for the participating Stockholders (all such expenses being herein called "Registration Expenses") will be borne by the Company; provided that in no event shall Registration Expenses include any underwriting discounts, sales commissions or similar fees attributable to the sale of any participating Stockholder's shares of Common Stock included in such Piggy-Back Registration.

          6.8    Stockholder Information.    Any Stockholder requesting inclusion of any of its shares of Common Stock in a Piggy-Back Registration will be required to provide certain information to the Company for use in the applicable registration statement in order to have such shares included therein.

          6.9    Market Stand-Off Agreement.    In consideration for the Company agreeing to its obligations under this Agreement, each Stockholder holding, on a fully diluted basis, 5% or more of the outstanding shares of common stock of the Company hereby agrees that in connection with a Qualified IPO during the period of duration specified by the Company and the managing underwriter(s), it shall not, to the extent requested by the Company and such underwriter, directly or indirectly Dispose of any Securities held by it at any time during such period without the prior written consent of the Company and such underwriter, as the case may be, provided, however, that:

            (a)   all officers and directors of the Company enter into similar agreements;

            (b)   the Company uses its best efforts to obtain from all persons who hold in excess of five percent (5%) of the Company's outstanding Common Stock on a fully diluted basis, a lock-up agreement similar to that set forth in this Section 6.9; and

            (c)   such market stand-off time period shall not exceed one hundred eighty (180) days.

        Notwithstanding the foregoing, nothing herein shall prevent any Stockholder that is a partnership or corporation from making a distribution of its Securities to the partners or shareholders thereof that is otherwise in compliance with applicable securities laws so long as such distributees agree to be so bound.

        Each Stockholder agrees to provide to the underwriters of any Qualified IPO such further agreements as such underwriter may require in connection with this market stand-off agreement. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Securities of each Stockholder (and the shares of every other person subject to the foregoing restriction) until the end of such period.

        7.    The Cherokee Investor Entities' Rights of Investment.    In the event that the Board of Directors determines to raise capital through the issuance of debt or equity of the Company, the Company shall first offer each of the Cherokee Investor Entities that is an "accredited investor" within the meaning of the Securities Act (for purposes of this Section 7 only, each an "Offeree" and together, the "Offerees") the right to make such investment (it being understood that such right does not apply to issuances of debt or equity securities upon the exercise, exchange or conversion of securities exercisable or exchangeable for, or convertible into, such debt or equity securities pursuant to the terms thereof). Any such Offeree shall make such investment, if at all, at fair market value (as determined by a Supermajority Vote of the Board of Directors) and with such other terms as are approved by a Supermajority Vote the Board of Directors. If any Offeree elects to make such investment, the other Offerees, each Existing Stockholder and any Significant Holder, in each case, that is an "accredited investor" within the meaning of the Securities Act shall have the right, but not the obligation, to make such investment in proportion to their respective Percentage Interests on the same terms as the Offeree electing to make the investment. If no Offeree is able to agree with the Board of Directors as to the terms of any such investment following twenty (20) days of negotiation, the Board of Directors shall be free to offer such investment opportunity to bona fide third parties (including any other Stockholder) on terms no less favorable to the Company than the last bid, if any, made by the Offerees.

8.    Corporate Governance.

          8.1    Initial Board of Directors.    The Company shall take all appropriate action to fix and maintain a Board of Directors of no more than eight persons, unless an increase in such number is approved by each of the members of the Board of Directors appointed as provided in Section 8.2 below. Upon execution of this Agreement, the following persons shall constitute the Board of Directors: Ganpat I. Patel, Jeff Frank, Bahechar S. Patel, Ian A. Schapiro, Stephen Kaplan, Tony Bloom, Christopher S. Brothers and Robert A. Hamwee.

          8.2    Board Nominees.    After the initial constitution of the Board of Directors as set forth in Section 8.1 above, OCM Principal Opportunities Fund, L.P. will have the right to nominate two representatives to the Board of Directors so long as it owns, directly or indirectly, at least 50% of the number of Securities owned by it as of the date hereof, and one representative to the Board of Directors so long as it owns, directly or indirectly, less than 50% but more than 25% of the number of Securities owned by it as of the date hereof; each of OCM/GFI Power Opportunities Fund, L.P. and GFI Two LLC will have the right to nominate one representative to the Board of Directors so long as the applicable entity owns, directly or indirectly, at least 50% of the number of Securities owned by it as of the date hereof; the GSC Entities jointly will have the right to nominate one representative to the Board of Directors so long as such entities collectively own at least 50% of the number of Securities collectively owned by such entities as of the date hereof; the Existing Stockholders jointly will have the right to nominate two representatives to the Board of Directors so long as the Existing Stockholders collectively own at least 50% of the number of Securities collectively owned by the Existing Stockholders as of the date hereof, provided that at such time as Bud Patel is no longer an employee of the Company, the Existing Stockholders jointly shall have the right to nominate one representative to the Board of Directors so long as the Existing Stockholders collectively own at least 50% of the Securities collectively owned by the Existing Stockholders as of the date hereof; and, without action by any Stockholder, the Chief Executive Officer of the Company automatically shall be nominated as a representative.

  At such time as the right of the Existing Stockholders to nominate two representatives to the Board of Directors is reduced to one, the size of the Board of Directors shall correspondingly be reduced. In addition, except as provided in the immediately preceding sentence, at such time as any Stockholder no longer has the right to nominate a representative to the Board of Directors as a result of a decrease in such Stockholder's percentage ownership as provided above, the representative appointed by such Stockholder shall resign, and the representatives nominated in accordance with this Section 8.2 shall fill the vacancy and thereafter shall have the right, by majority vote, to nominate such representative; provided, that with respect to each of the first two vacancies created as a result of such decrease in ownership occurring after the right of the Existing Stockholders to nominate two representatives to the Board of Directors is reduced to one, the remaining directors shall nominate as such representatives persons who are not officers, employees, directors or other affiliates of the Company or any Stockholder. For purposes of this Section 8.2, the respective percentage ownership numbers and numbers of Securities shall be calculated without giving effect to any stock splits or stock dividends, or to any subdivisions, combinations or reclassifications of outstanding Securities, or to any adjustments made or required to be made pursuant to any anti-dilution provisions contained in such Securities.

          8.3    Voting; Vacancy; Removal.    Each of the Stockholders agrees to vote, and together with the Company agrees to act, at all times to ensure that the Persons nominated pursuant to Section 8.2 are elected in a timely manner to the Board of Directors from time to time and are maintained in office as directors. No Stockholder shall exercise its voting rights to remove a director without the consent of (a) the Stockholder that nominated such director, or (b) in the event that more than one Stockholder nominated such director, the Stockholders in such group owning a majority of the aggregate Percentage Interest held by all Stockholders in such group, or

  (c) in the event the representatives nominated such director, a majority of such representatives. In the event that a vacancy shall occur on the Board of Directors, each Stockholder shall, with the cooperation of the Company, immediately exercise its voting rights to fill such vacancy with a nominee of the Person or Persons not then represented by the nominee or nominees to which it is entitled hereunder. In addition, upon the resignation or removal of the person serving as Chief Executive Officer of the Company, such person shall automatically be removed as a director, and the successor to the office of Chief Executive Officer shall automatically be nominated to fill the vacancy created thereby. Each Stockholder shall, with the cooperation of the Company, immediately exercise its voting rights to fill such vacancy with such successor.

          8.4    Rights of Certain Stockholders.    Each of OCM Principal Opportunities Fund, L.P., OCM/GFI Power Opportunities Fund, L.P., OCM/GFI Cherokee Investments II, Inc., GSC Recovery II, L.P. and GSC Recovery IIA, L.P. (collectively, the "Funds") shall be entitled:

            (a)   to discuss the business operations, properties, financial and other conditions, and plans and prospects of the Company with any director, senior executive officer and/or other authorized officer of the Company designated by the Board of Directors of the Company and, upon reasonable notice to the Company, with any director, senior executive officer and/or other authorized officer of any Subsidiary of the Company;

            (b)   to submit suggestions from time to time to the management of the Company with the requirement that one or more senior executive officers of the Company shall discuss such suggestions with the applicable Fund within a reasonable period of time after such submission; and

            (c)   to meet with one or more senior executive officers of the Company, at reasonable times and on reasonable notice in order to discuss any suggestions made under (b) above or for other purposes.

The rights granted to each of the Funds hereunder are not in substitution for, and shall not be deemed to be in limitation of, any rights otherwise available to it as a holder of any securities of the Company. In addition, the Company shall use its reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the covenants contained in this section in the same manner and to the same extent that the Company would have been required to perform if no succession had taken place.

9.    Other Covenants of the Parties.

          9.1    Issuance of Additional Shares.    The Company shall require any Person to whom it issues shares of Common Stock (including upon exercise of Plan Securities) or any other securities of the Company convertible into or exercisable or exchangeable for shares of Common Stock (other than Plan Securities) to become a party to this Agreement and agree to be bound by all the provisions hereof. The parties hereto agree that any such additional purchaser shall become a party hereto without further consent of the parties by signing this Agreement and whether or not added to the list of Stockholders on Appendix A.

          9.2    Transactions with the Company.    Subject to any limitations set forth in this Agreement and with the prior approval of the Board of Directors by Supermajority Vote, a Stockholder may lend money to and transact other business with the Company. Subject to other applicable law, such Stockholder has the same rights and obligations with respect thereto as a Person who is not a Stockholder.

          9.3    Competing Activities.    Subject to the terms of any written agreement to the contrary, the Stockholders and their officers, directors, stockholders, partners, members, managers, agents and employees, who are not employees of or Affiliates of the Company ("Non-Employee Holders"), and each of their Affiliates, may engage or invest in, independently or with others, any business activity of any type or description, including without limitation, those that might be the same as or similar to the Company's business and that might be in direct or indirect competition with the Company. Neither the Company nor any Stockholder shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. The Non-Employee Holders shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. The Non-Employee Holders shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Company. Each Non-Employee Holder acknowledges that the other Non-Employee Holders and their officers, directors, stockholders, partners, members, managers, agents and employees and each of their Affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Non-Employee Holders' time. Each Stockholder hereby waives any and all rights and claims that they may otherwise have against the Non-Employee Holders and their officers, directors, stockholders, partners, members, managers, agents and employees, and each of their Affiliates, as a result of any of such activities.

          9.4    Access.    The Company shall permit, upon reasonable request and notice and during normal business hours and without undue disruption to the Company's business, each Stockholder (other than any Excluded Holder) or any employees, agents or representatives thereof, access to such information and records as set forth in and in accordance with the Delaware General Corporation Law and to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of the Company, and to discuss the affairs, finances and accounts of the Company with any of its officers, key employees, attorneys and independent accountants; provided, however, that each such Stockholder, employee, agent or representative thereof, as the case may be, agrees to hold all information so received confidential in accordance with Section 9.5 hereof.

          9.5    Confidentiality.    Unless the members of the Board of Directors agree otherwise, each Stockholder shall hold in strict confidence any Proprietary Information (as hereinafter defined) it receives regarding the Company (or any predecessor thereto or any subsidiary thereof), or any Proprietary Information regarding the business or affairs of any other Stockholder in respect of the Company, whether such information is received from the Company, another Stockholder or Affiliate or partner of a Stockholder or another Person for the period commencing on the date of this Agreement and ending on the second anniversary of the date such Stockholder shall no longer be a Stockholder of the Company. "Proprietary Information" means any information that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and includes information of the Company, any Stockholder, and any Person with whom the Company or any Stockholder does business; provided, however, that Proprietary Information shall not include (a) information that is or becomes available to the public generally without breach of this Section 9.5; (b) disclosures required to be made by applicable laws and regulations or stock exchange requirements or requirements of the National Association of Securities Dealers, Inc.; (c) disclosures required to be made pursuant to an order, subpoena or legal process; (d) disclosures to members, partners, officers, fiduciaries, directors or Affiliates of such Stockholder (and the members, partners, officers, fiduciaries or directors of such Affiliates), and to auditors, counsel, and other professional advisors to such Persons or the Company (provided, however, that such Persons have been informed of the confidential nature of the information, and, in any event, the Stockholder disclosing such information shall be liable for any failure by such Persons to abide by the provisions of this Section 9.5), or (e) disclosures in connection with any litigation or dispute among the Stockholder and the Company; and provided further than any disclosure pursuant to clause (b), (c), (d) or (e) of this sentence shall be made only subject to such procedures the Stockholder making such disclosure determines in good faith are reasonable and appropriate in the circumstances, taking into account the need to maintain the confidentiality of such information and the availability, if any, of procedures under laws, regulations, subpoenas, or other legal process. Each Stockholder acknowledges that disclosure of information in violation of the provisions of this Section 9.5 may cause irreparable injury to the Company and the Stockholders for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Stockholder agrees that its obligations under this Section 9.5 may be enforced by specific performance and that breaches or prospective breaches of this Section 9.5 may be enjoined. The provisions of this Section 9.5 shall survive and remain enforceable against each Stockholder for a period of two years following the date such Stockholder ceases to be a Stockholder of the Company, whether through a Disposition of all of such Stockholder's Securities or otherwise.

10. Miscellaneous.

          10.1    GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

          10.2    Certain Adjustments.    The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the Securities, by combination, recapitalization, reclassification, merger, consolidation or otherwise and the term "Common Stock" shall include all such other securities. In the event of any change in the capitalization of the Company, as a result of any stock split, stock dividend or stock combination or otherwise, the provisions of this Agreement shall be appropriately adjusted.

          10.3    Enforcement.    The parties expressly agree that the provisions of this Agreement may be specifically enforced against each of the parties hereto in any court of competent jurisdiction.

          10.4    Successors and Assigns.    Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

          10.5    Entire Agreement.    This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and supersedes all prior oral or written (and all contemporaneous oral) agreements or understandings with respect to the subject matter hereof.

          10.6    Notices, etc.    All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or otherwise delivered by hand, messenger or facsimile transmission, addressed: (a) if to a party listed on Appendix A or a transferee of such party, at such party's address as set forth on Appendix A, or at such other address as such party or its transferee shall have furnished to the Company in writing, or (b) if to the Company, at 2841 Dow Avenue, Tustin, California, 92780, facsimile number 714-838-4742, Attention Corporate Secretary with a copy (which shall not constitute notice) to Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, facsimile number 213-687-5600, Attention: Jeffrey H. Cohen, or at such other address as the Company shall have furnished to the parties listed on Exhibit A in writing.

        Each such notice or other communication shall for all purposes of this Agreement be treated as effective or as having been given when delivered, if delivered by hand or by messenger (or overnight courier), 24 hours after confirmed receipt if sent by facsimile transmission or at the earlier of its receipt or on the fifth day after mailing, if mailed, as aforesaid.

          10.7    Delays or Omissions.    No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative.

          10.8    Counterparts.    This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

          10.9    Severability.    If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          10.10    Amendments and Waivers.    The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived, with and only with an agreement or consent in writing signed by the Company and (other than amendments to add additional Stockholders, which shall not require the consent of any Stockholder so long as any such additional Stockholders are added in accordance with the terms hereof) Stockholders holding not less than a majority of the aggregate Percentage Interest, and any such amendment or waiver shall be binding on all Stockholders; provided that in no event shall any amendment be made hereto or waiver given hereunder that adversely affects any Restricted Holder without the consent of Restricted Holders owning not less than a majority of the aggregate Percentage Interest held by all Restricted Holders.

          10.11    Arbitration.    Except in the case where the remedy sought is specific performance or other equitable relief, the parties to this Agreement agree that any and all legal disputes, controversies or claims arising out of or relating to this Agreement shall be resolved by binding arbitration at the local Orange County, California offices of the Judicial Arbitration & Mediation Services, Inc. ("J.A.M.S."). Judgment upon any determination or award may be entered in any court of competent jurisdiction. The parties may agree on a jurist from the J.A.M.S. panel. If they are unable to agree, J.A.M.S. will provide a list of three available panel members and each party may strike one. The remaining panel member will serve as the arbitrator. The aggrieved party may initiate arbitration by: (i) sending thirty (30) days written notice of an intention to arbitrate by registered or certified mail to all parties and to J.A.M.S.; and (ii) depositing with J.A.M.S. the advanced fees required by J.A.M.S. to initiate the arbitration process for the parties. The notice must contain a description of the dispute, the amount involved and the remedies sought. Upon notice of demand for arbitration, the parties agree to execute a submission agreement, provided by J.A.M.S., which agreement shall be provided for discovery in accordance with the Federal Rules of Civil Procedure and for the Commercial Arbitration rules and procedures established by the American Arbitration Association. The prevailing party in any arbitration proceeding under this Section 10.11 shall be entitled to recover from the other reasonable attorneys' fees, costs and expenses in connection with such arbitration proceeding.

          10.12    Attorneys' Fees.    Subject to Section 10.11 above, in the event of any arbitration, litigation, or other legal proceeding involving the interpretation of this Agreement or enforcement of the rights or obligations of the parties hereto, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and costs as determined by the arbitrator or other adjudicator.

          10.13    Jurisdiction.    The parties hereto irrevocably submit, in any legal action or proceeding relating to this Agreement, to the jurisdiction of the courts of the United States or the State of New York sitting in the Borough of Manhattan, in The City of New York and consent that any such action or proceeding may be brought in such courts and waive any objection that they may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum.

          10.14    Termination.    The provisions of this Agreement, other than Sections 3, 4, 5, 6 and 10 and subsections 8.4 and 9.5, shall terminate upon the earlier of (a) the closing of a Qualified IPO, (b) the closing of a Non-Qualified IPO, provided, that Stockholders holding not less than a majority of the aggregate Percentage Interest vote in favor of such termination, and (c) the tenth anniversary of the date of this Agreement. The provisions of Sections 3, 4, and 5 shall terminate immediately prior to effectiveness of a Qualified IPO or a Non-Qualified IPO (provided, that, in the case of a Non-Qualified IPO, Stockholders holding not less than a majority of the aggregate Percentage Interest vote in favor of such termination), but such termination shall be expressly conditioned upon consummation of the Qualified IPO or Non-Qualified IPO, as the case may be.

        The foregoing Stockholders' Agreement is hereby executed as of the date first above written.

CHEROKEE INTERNATIONAL CORPORATION
By:	/s/ R.V. HOLLAND, JR.
Name: R.V. Holland, Jr. Title: Chief Financial Officer

CHEROKEE INVESTOR PARTNERS LLC
By:	/s/ IAN SCHAPIRO
Its:

GSC RECOVERY II, L.P.
By:	GSC Recovery II GP, L.P., its general partner
	By:	GSC RII, LLC, its general partner
		By:	GSCP (NJ) Holdings, L.P., its sole member
			By:	GSCP (NJ), Inc., its general partner
By:	/s/ ROBERT HAMWEE Name: Title:
GSC RECOVERY IIA, L.P.
By:	GSC Recovery IIA GP, L.P., its general partner
	By:	GSC RIIA, LLC, its general partner
		By:	GSCP (NJ) Holdings, L.P., its sole member
			By:	GSCP (NJ), Inc., its general partner
By:	/s/ ROBERT HAMWEE Name: Title:

OCM/GFI POWER OPPORTUNITIES FUND, L.P.
By:	/s/ IAN SCHAPIRO Name: Ian Schapiro Title:

OCM PRINCIPAL OPPORTUNITIES FUND, L.P.
By:	Oaktree Capital Management, LLC its General Partner
By:	/s/ CHRISTOPHER BROTHERS Name: Christopher S. Brothers Title: Managing Director

GFI TWO LLC
By:	/s/ IAN SCHAPIRO Name: Ian Schapiro Title: Chief Financial Officer

OXFORD CHEROKEE INC.
By:	/s/ CPM HARRIS Name: CPM Harris Title: Director

RIT CAPITAL PARTNERS, PLC
By:	/s/ DONAL F. CONNON Name: D. F. Connon Title: Alternate Director

CSFB CHEROKEE EQUITY INVESTORS, LLC
By:	Merchant Capital, Inc., its managing member
By:	/s/ EDWARD NADEL Name: Edward Nadel Title: Vice President

PATEL FAMILY TRUST, DATED JULY 17, 1987
/s/ GANPAT PATEL Ganpat I. Patel, Trustee
/s/ MANJU PATEL Manju Patel, Trustee
GANPAT PATEL 1997 IRREVOCABLE TRUST I, DATED NOVEMBER 3, 1997
/s/ RITA PATEL Rita Patel, Trustee
GANPAT PATEL 1997 IRREVOCABLE TRUST II, DATED NOVEMBER 3, 1997
/s/ ANITA TOLANI Anita Tolani, Trustee
GANPAT PATEL 1997 IRREVOCABLE TRUST III, DATED NOVEMBER 3, 1997
/s/ ASHA PATEL Asha Patel, Trustee
MANJU PATEL 1997 IRREVOCABLE TRUST I, DATED NOVEMBER 3, 1997
/s/ RITA PATEL Rita Patel, Trustee
MANJU PATEL 1997 IRREVOCABLE TRUST II, DATED NOVEMBER 3, 1997
/s/ ANITA TOLANI Anita Tolani, Trustee

MANJU PATEL 1997 IRREVOCABLE TRUST III, DATED NOVEMBER 3, 1997
/s/ ASHA PATEL Asha Patel, Trustee

BIKOR CORPORATION
By:	/s/ BAHECHAR PATEL
Its:	President

OCM/GFI CHEROKEE INVESTMENTS II, INC.
By:	/s/ IAN SCHAPIRO
Its:

ASHOK PATEL
/s/ ASHOK PATEL
R. VAN NESS HOLLAND
/s/ R. VAN NESS HOLLAND
HOWARD RIBAUDO
/s/ HOWARD RIBAUDO
DENNIS POULIOT
/s/ DENNIS POULIOT
KEN KING
/s/ KEN KING
CONG DUNG LE
/s/ CONG DUNG LE
MOSHE DOMB
/s/ MOSHE DOMB
MARCEL MILLER
/s/ MARCEL MILLER

LUC SMISMANS
/s/ LUC SMISMANS
BRUNO VELAERTS
/s/ BRUNO VELAERTS
JULES LEGROS
/s/ JULES LEGROS
JEAN-PIERRE HERMANT
/s/ JEAN-PIERRE HERMANT
EMMANUEL ORBAN
/s/ EMMANUEL ORBAN

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  Exhibit 4.3
STOCKHOLDERS' AGREEMENT BY AND AMONG CHEROKEE INTERNATIONAL CORPORATION AND ITS SECURITY HOLDERS PARTY HERETO
TABLE OF CONTENTS
CHEROKEE INTERNATIONAL CORPORATION STOCKHOLDERS' AGREEMENT